Exhibit 1

EXHIBIT 1

CAUSE NO. CC-13-05823-E

REIT REDUX, L.P., HOAK & CO., and	§	IN THE COUNTY COURT
HOAK PUBLIC EQUITIES, L.P.,	§
On behalf of themselves and others	§
similarly situated, and Derivatively on	§
Behalf of PMC COMMERCIAL TRUST et al.	§
§
Plaintiffs,	§
§
v.	§	AT LAW NO. 5
§
PMC COMMERCIAL TRUST,	§
JAN F. SALIT, BARRY N. BERLIN,	§
NATHAN COHEN, DR. MARTHA	§
ROSEMORE MORROW, BARRY IMBER,	§
SOUTHFORK MERGER SUB,	§
and CIM URBAN REIT, LLC,	§
§
Defendants.	§	DALLAS COUNTY, TEXAS

MEMORANDUM AND AGREEMENT OF SETTLEMENT

WHEREAS, pending before the County Court at Law No. 5, in Dallas County, State of Texas (the “Court”), is an action captioned REIT Redux, L.P., Hoak & Co., and Hoak Public Equities, L.P., on behalf of themselves and all others similarly situated, and derivatively on behalf of PMC Commercial Trust v. PMC Commercial Trust, Jan F. Salit, Barry N. Berlin, Nathan Cohen, Dr. Martha Rosemore Morrow, Barry Imber, Southfork Merger Sub, LLC, and CIM Urban REIT, LLC, Cause No.: CC-13-05823-E (the “Action”);

WHEREAS,  plaintiffs Hoak &  Co.,  and Hoak Public Equities L.P.,  (together,  the “Plaintiffs”) have asserted their claims in the Action on their own behalf, derivatively on behalf of PMC Commercial Trust, and on behalf of a putative class of all persons or entities who, from July 8, 2013, and through and including the shareholder vote on the Proposed Transaction (as defined below) who were or are holders of PMC’s common shares, either of record or beneficially, other than Defendants, their employees, affiliates, relatives or control persons, any consultants or advisors of Defendants (the “Putative Class”);

WHEREAS, the Parties (as defined below) in the Action by their respective counsel, have reached this agreement providing for the settlement of the Action on the terms and subject to the conditions set forth below (the “Settlement Agreement”);

WHEREAS,  on July 8,  2013,  PMC Commercial Trust (“PMC”),  a publicly traded (NYSE: PCC) Real Estate Investment Trust organized under the laws of the State of Texas, announced that it and its subsidiary, Southfork Merger Sub, LLC (“Southfork”) a Delaware limited liability company,  entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CIM Urban REIT, LLC (“CIM”) and its subsidiary, CIM Merger Sub, LLC (“CIM Merger Sub”), pursuant to which (among other things), if approved by a vote of at least a majority of the shareholders of PMC present or represented by proxy at a special meeting of

PMC’s shareholders currently scheduled for February 11, 2014 (the “PMC Shareholder Vote”): (1) PMC would pay a special dividend to its shareholders as of the dividend record date in the amount of $5.50 per share; (2) PMC would issue approximately 22 million additional common and approximately 65 million preferred shares to a subsidiary of CIM as set forth in the Merger Agreement; and (3) following the issuance of such shares, CIM Merger Sub would merge into Southfork, all as more fully described in the Merger Agreement (the “Proposed Transaction”);

WHEREAS, on July 8, 2013, PMC filed with the Securities and Exchange Commission (“SEC”) a Form 8-K (the “Form 8-K”) which announced the Proposed Transaction and attached a copy of the Merger Agreement;

WHEREAS, on August 30, 2013, PMC filed a Registration Statement on Form S-4 (File No. 333-190934) (the “Form S-4”) with the SEC in connection with the Proposed Transaction, and on December 30, 2013, PMC filed its definitive Proxy Statement/Prospectus pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, which was mailed to shareholders of PMC on or about January 6, 2014 seeking their approval of certain aspects of the Proposed Transaction, and among other things, provided certain information about the Proposed Transaction, its background, and the reasons PMC’s Board of Trust Managers was recommending certain aspects of the Proposed Transaction for shareholder approval;

WHEREAS, Plaintiffs claim that, on a combined basis, they constitute the largest public shareholder of PMC Commercial Trust, holding at least 769,000 shares of PMC (the “Represented Shares”);

WHEREAS on July 8, 2013 and again on December 23, 2013, Plaintiffs sent letters to PMC opposing the Proposed Transaction because, among other things, Plaintiffs contended that their shares’  value post-Merger,  and therefore,  the total merger compensation,  would be insufficient;

WHEREAS, Defendants dispute the assertions set forth in Plaintiffs’ July 8, 2013 and December 23, 2013 letters;

WHEREAS, on October 9, 2013, Plaintiffs filed the Action seeking, among other things, to enjoin the Proposed Transaction as contemplated in the Form S-4, based on Plaintiffs’ direct, derivative, and putative class allegations in connection with the Proposed Transaction claiming (among other things): (a) breach of PMC’s Declaration of Trust, breach of fiduciary duty and shareholder oppression against Jan F. Salit, Barry N. Berlin, Nathan Cohen, Dr. Martha Rosemore Morrow and Barry Imber (the “Individual Defendants”), (b) vicarious liability against PMC, and (c) aiding, abetting and inducing such breaches and tortious interference against CIM;

WHEREAS Defendants have denied, and continue to deny, that they have: (i) breached the PMC Declaration of Trust, (ii) committed, attempted to commit, or aided and abetted in the commission of any breach of fiduciary duty owed to PMC, Southfork or their shareholders or otherwise, (iii) committed any tortious act or (iv) engaged in any of the wrongful acts alleged in the Action;

WHEREAS, on November 4, 2013, Plaintiffs filed an Application for Temporary Injunction, seeking to enjoin the Proposed Transaction, which is currently set for hearing on January 29, 2014, and February 6, 2014;

WHEREAS on November 12, 2013, Plaintiffs amended their Petition to add derivative allegations on behalf of Southfork;

WHEREAS, on December 13, 2013, PMC, the Individual Defendants and Southfork filed their Amended Plea to the Jurisdiction and Special Exceptions, which is pending before the Court and could result in dismissal of the derivative claims;

WHEREAS, Steckler LLP is counsel for the Plaintiffs;

WHEREAS, beginning in November 2013, the parties to the Action and their counsel engaged in arms’ length discussions regarding a potential resolution of the claims asserted in the Action, and on January 21, 2014, the parties mediated such claims before Chris Nolland, the mediator appointed by the Court to mediate the claims in the Action;

WHEREAS, after multiple adversarial negotiations including two days of in-person meetings, one day of which involved mediation before the Court-appointed mediator, Plaintiffs, on the one hand, and PMC, Southfork, the Individual Defendants and CIM (collectively, the “Defendants,”  and together with Plaintiffs,  the “Parties”),  on the other hand,  reached an agreement concerning the settlement of the claims in the Action, which they set forth herein (the “Settlement”);

WHEREAS, as part of the Settlement, CIM has represented and warranted that CIM Service Provider, LLC (“Manager”), a subsidiary of CIM Group and the entity appointed to act as manager pursuant to the Master Services Agreement (as defined in the Form S-4), has or will enter into a Rule 10b-5(1) Plan, pursuant to which Manager will agree to purchase shares of PMC at a market price of up to $5.00 per share during a period ending approximately six months following the closing of the Proposed Transaction (the “Share Purchases”), with a limit of 2,750,000 shares, pursuant and subject to the terms set forth in the Rule 10b-5(1) Plan attached hereto as Exhibit A to this Settlement Agreement (which is incorporated herein by reference);

WHEREAS, as part of the Settlement, CIM and PMC have agreed to issue a press release substantially in a form attached as Exhibit B to this Settlement Agreement (which is incorporated herein by reference).

WHEREAS, Plaintiffs and their counsel have, after conducting discovery and investigating the legal and factual issues, determined that in light of the risks of litigation, this settlement is ultimately in the best interests of PMC and the shareholders, and is fair, reasonable and adequate under the circumstances because, among other things, the settlement provides greater assurance that there will be a market for the post-merger shares of PMC at a price of $5.00;

WHEREAS, in consideration for the foregoing and the mutual promises made herein, Plaintiffs and the Putative Class will release the Defendants, their affiliates, and all persons acting on behalf of or in concert with them, of and from all claims that Plaintiffs or any member of the Putative Class have or might have relating to the Proposed Transaction and the events leading up to the Proposed Transaction, including all claims that were or could have been asserted in the Action;

WHEREAS, as part of the Settlement, Plaintiffs have agreed to withdraw their Application for Temporary Injunction and to vote their shares in favor of the Proposed Transaction;

WHEREAS, Defendants have agreed to settle the claims on the terms set forth in this Settlement Agreement solely to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Action or any liability with respect thereto and expressly denying same;

NOW THEREFORE, as a result of the foregoing and the arm’s length negotiations among counsel, in consideration of the promises and covenants set forth herein, the Parties have agreed as follows:

1.                                               MANAGER’S SHARE PURCHASES.  CIM represents and warrants that Manager has or will enter into a Rule 10b-5(1) Plan (the “Plan”) substantially in the form as attached hereto as Exhibit A to this Settlement Agreement as soon as reasonably practicable. Pursuant to the Plan, Manager will agree to purchase shares of PMC through open market purchases and/or through allowed block trades at a market price of up to $5.00 per share during the period ending on August 10, 2014, with a limit of 2,750,000 shares, pursuant and subject to the terms as set forth in the Rule 10b-5(1) Plan attached hereto as Exhibit A to this Settlement Agreement (which is incorporated herein by reference). CIM agrees not to take any action that would cause the withdrawal, modification or termination of Plan prior to the expiration of the Plan pursuant to its terms, except as required by law or in accordance with the terms of this Settlement Agreement.

2.                PRESS RELEASE.  Upon approval by the Court of the Derivative Action Settlement, CIM and PMC will issue a press release substantially in the form as attached hereto as Exhibit B (which is incorporated by reference).

3.                VOTING.  Plaintiffs represent that they and all other “reporting persons”  on Plaintiffs’ Schedule 13D filings with respect to PMC filed with the SEC (collectively, the “13D Group”), will vote all PMC shares beneficially owned by Plaintiffs and the other members of the 13D Group as of the record date for the PMC Shareholder Vote (which number of shares so voted shall not be less than the number of Represented Shares), in favor of all proposals presented to PMC’s shareholders at the PMC Shareholder Vote, including any adjournment or postponement thereof. In furtherance of the foregoing, Plaintiffs (a) shall vote or validly submit proxies with respect to their PMC shares owned as of the record date and (b) represent that the other members of the 13D Group shall vote or validly submit proxies with respect to their PMC shares owned as of the record date, in each case by February 9, 2014 in accordance with the instructions set forth in the Form S-4 voting in favor of all proposals presented to PMC’s shareholders at the PMC Shareholder Vote (it being understood that “street name” shares may be voted through directing a broker intermediary to vote or submit a proxy in accordance with the foregoing). Following the foregoing affirmative vote by Plaintiffs and the 13D Group, they shall not change or withdraw their vote. In the event that Plaintiffs and the other members of the 13D Group fail to so vote all such PMC shares, then this Agreement shall be null and void (if and only if the PMC Shareholder Vote is held pursuant to proper notice provided in accordance with PMC’s governing documents and applicable law). If Plaintiffs and the other members of the 13D Group comply with their voting obligations herein but the Proposed Transaction nevertheless fails to close, this Agreement shall be null and void. For purposes of the foregoing, “fails to close” means (1) the Proposed Transaction with CIM and its affiliates does not close within six (6) months of the date hereof and (2) the Merger Agreement is terminated. Notwithstanding the foregoing, if a de minimis number of PMC shares (totaling no greater than 5,000 shares) owned by members of the 13D Group are not voted at all (or proxies with respect thereto have been not provided to PMC), Plaintiffs and the other members of the 13D Group shall not be out of compliance with the foregoing voting obligations so long as such de minimis PMC shares are not voted against the proposals presented to PMC shareholders at the PMC Shareholder Vote.

4.                WITHDRAWAL OF OPPOSITION. Plaintiffs will withdraw their Application for a Temporary Injunction in the Action and agree not to mount, encourage or cooperate in any opposition to the Proposed Transaction.

5.                SETTLEMENT FAIR,  ADEQUATE AND REASONABLE.  Plaintiffs and their counsel have diligently conducted discovery and investigated the merits of the derivative and class claims in the Action, and based thereupon believe that this Settlement Agreement is fair, reasonable, adequate, and in the best interests of Plaintiffs, PMC, and the Settlement Class (defined below);

6.                RELEASE PROVISION. Plaintiffs and the Settlement Class will agree to a Court Order dismissing all claims, and releasing all claims in the following form:

(a)              Plaintiffs on behalf of themselves individually, derivatively, and the Settlement Class (collectively, the “Releasing Persons”) RELEASE, ACQUIT AND FOREVER DISCHARGE Defendants and their respective spouses, parent entities, affiliates, divisions, subsidiaries and members, and each and all of their respective past, present or future officers, directors, trustees, managers, principals, agents, representatives, employees, general or limited partners, attorneys, financial or investment advisors (including without limitation Sandler O’Neill), appraisers, and any other advisors, consultants, accountants, investment bankers, commercial bankers, trustees, engineers, insurers, members, heirs, executors, personal or legal representatives, estates, administrators, successors and assigns, whether or not any such Released Persons were named in the Action (collectively, the “Released Persons”), of all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, fees, expenses, costs, matters and issues of any kind or nature whatsoever, whether legal, equitable or any other type, known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding relating to the Proposed Transaction, including but not limited to any claims arising under federal securities laws or under federal, state statutory or common law, or any other law, rule or regulation, including the law of any other jurisdiction outside of the United States, regarding the allegations, facts, events, acquisitions, matters, acts, occurrences, decisions, conduct, statements, representations, omissions, that was or could have been raised in the Action, or that are otherwise related in any way to: (i) the claims or allegations asserted in the Action or in any other proceeding concerning the Proposed Transaction, (ii) the Proposed Transaction and the Merger Agreement and any related agreements (the “Related Agreements”); (iii) any filing with the SEC relating to the Proposed Transaction; (iv) the negotiations in connection with the Proposed Transaction and Related Agreements; (v) the public statements or disclosures or disclosure obligations of any of the Defendants or Released Persons in connection with the Proposed Transaction and the Related Agreements; (vi) the fiduciary obligations of any of the Defendants or Released Persons in connection with the Proposed Transaction, the Related Agreements, any SEC filings or any other matter in connection with the Proposed Transaction; (vii) any alleged breach of the PMC Declaration of Trust related to the PMC Shareholder Vote or the Proposed Transaction; and/or (viii) the entry by Defendants into this Settlement Agreement, the Settlement Documents and the Settlement (collectively,  “Settled Claims”);  provided,  however,  that notwithstanding the foregoing, the above release shall not extend to Plaintiffs’ right to enforce the terms of this Settlement Agreement or to any non-Settled Claims that accrued after execution of this Settlement Agreement;

(b)                                          Releasing Persons waive their rights under applicable state law, federal law and common law to the extent such laws may have the effect of limiting the releases set forth above, including a specific waiver by the Releasing Persons of all claims which the Releasing Persons do not know or expect to exist at the time of the release, and any rights pursuant to California Civil Code Section 1542, or any similar, comparable or equivalent provision of the law of any other jurisdiction, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

(c)                                           Defendants will RELEASE, ACQUIT AND FOREVER DISCHARGE Plaintiffs (and their affiliates, members, control persons, partners, heirs, and assigns) and Plaintiffs’ counsel from all claims arising out of the commencement, prosecution, settlement or resolution of the Settled Claims; provided, however, that the foregoing release shall not extend to the Released Persons’ right to enforce the terms of this Settlement Agreement;

(d)                                          In the event the Settlement does not become final for any reason, including if the Court approves the Settlement Agreement but such approval is reversed on appeal, Defendants reserve the right to oppose certification of any class as well as defend on the merits in the Action or any future proceedings, and Plaintiffs reserve their right to amend their petition and prosecute their claims as if no release had been effectuated or entered into; and

(e)                                           Subject to the Order of the Court, pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Settlement Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person.

7.                                               APPROVAL OF DERIVATIVE ACTION SETTLEMENT.

(a)                                          The Parties agree to present the derivative settlement as contained in this Settlement Agreement to the Court for hearing and approval on January 29, 2014;

(b)                                          The Parties shall on an expedited basis seek Court approval of (i) the Manager share purchases as set forth in Section 1 of this Settlement Agreement; (ii) Plaintiffs’ agreement to withdraw their motion for temporary injunction and otherwise seeking to enjoin or stop the Proposed Transaction or the PMC Shareholder Vote; (iii) Plaintiffs’ agreement to dismiss their derivative claims on behalf of PMC and Southfork with prejudice in consideration of the Settlement Agreement; and (iv) Plaintiffs’ application for attorneys’ fees as set forth below in Section 15 (altogether, the “Derivative Action Settlement”);

(c)                                           Plaintiffs may petition for attorneys’ fees and costs as provided for and which shall be payable only as set forth in Section 15, which Defendants have agreed not to oppose under the terms and conditions of Section 15, the award and/or approval of which shall not be a condition of approval of the overall Derivative Action Settlement; and

(d)                                          The Parties agree that under applicable law, the release of the derivative claims shall have preclusive effect on all future asserted derivative claims, whether asserted by Plaintiffs or any other party on behalf of PMC, Southfork or any other PMC subsidiary, to the extent such claims relate to or arise out of the events set forth in the Third Amended Petition.

8.                                               APPROVAL OF CLASS ACTION SETTLEMENT.

(a)                                          Stay of Class  Action. Other than the approval of the Derivative Action Settlement, the Action shall be stayed pending final Court approval of the class action settlement described herein (the “Class  Action Settlement”), and the Parties’  counsel shall take all reasonable steps required to effectuate such stay. The Parties agree that all outstanding notices of deposition and outstanding discovery requests are withdrawn. Except as otherwise provided herein, Plaintiffs agree that they will not take or encourage any action or make any filing in the Action or in any other forum (whether in the United States or any other jurisdiction), including, but not limited to, filing any motion or pleading seeking expedited discovery, or any motion or pleading of any kind that seeks to enjoin, either temporarily or permanently, the Proposed Transaction or the shareholder vote related to the Proposed Transaction or assert any other challenge or objection to the Proposed Transaction. The Parties further agree that they shall cooperate in opposing any subsequently-filed similar action, whether in the Court or in any other forum, and to take all reasonable steps to defend the settlement as contained in this Settlement Agreement (the “Settlement”).  This stay is not intended to limit the right of any party to enforce the terms of this Settlement Agreement and/or to effectuate the proposed Settlement.

(b)                                          Class Action Approval Process. The Parties will use their best efforts to agree upon, execute and present to the Court any and all documents (altogether, the “Settlement Documents”) as may be necessary and appropriate to obtain the prompt approval by the Court of the Class Action Settlement and the dismissal with prejudice of the Class Action, including (among other things) the following provisions:

(i)                                              On January 29, 2014, the Parties will jointly move for preliminary certification of the Class Action, approval of the Class Action Settlement and of class notice pursuant to TEXAS RULE OF CIVIL PROCEDURE 42, for the following non-opt out settlement class: “All persons or entities who, from July 8, 2013, through and including January 29, 2014, were or are holders of PMC’s common shares, either of record or beneficially, other than Defendants, their affiliates and other PMC shareholders who previously settled or released their claims against Defendants related to the Proposed Transaction” (the “Settlement Class”);

(ii)                                           PMC shall be responsible for providing and administering notice of the Settlement to the members of the Settlement Class. PMC shall pay all reasonable costs and expenses incurred in providing notice of the Settlement to the members of the Settlement Class as directed by the Court;

(iii)                                        PMC shall have fifteen (15) days from the date of the Court’s preliminary approval to send the court-approved notice to class members;

(iv)                                       the Parties will request that the Court allow thirty (30) days from the date notice is sent for objectors to file objections;

(v)                                          The Parties will seek final approval approximately sixty (60) days following the Court’s preliminary approval of the Settlement Class and agree to use their best efforts to obtain Final Court Approval of the Settlement and the dismissal of the Action with prejudice as to all Settled Class Action Claims and without costs to any party (other than as provided herein); and

(vi)                                       The Class Action will be dismissed with prejudice upon final Court approval of the Class Action Settlement, and the Parties agree that, except as expressly provided herein, the Action shall be stayed pending final Court approval, and the Plaintiffs and the Settlement Class will release all claims in accordance with the Release Provision contained herein.

9.                                               .PLAINTIFF STAND-STILL Subject to the Order of the Court, pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Settlement Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person.

10.                                        EXECUTION. This Settlement Agreement shall be executed by or on behalf of each of the Parties and by counsel for the Parties, each of whom represents and warrants that he/she has the authority to enter into this Settlement Agreement and bind the Party on whose behalf he/she signs below.

11.                                        WARRANTIES

(a)                                          Plaintiffs represent and warrant that Plaintiffs are the only holder and owner of their claims and causes of action asserted in the Action, and that none of Plaintiffs’ claims or causes of action referred to in the Action or this Settlement Agreement have been assigned, encumbered or in any manner transferred in whole or in part. By signing this Settlement Agreement, Plaintiffs and their counsel further warrant and represent that the named Plaintiffs are shareholders of PMC. Plaintiffs and their counsel further represent that they are not aware of any pending or planned lawsuits or legal challenges to PMC alleging breaches of fiduciary duty, whether same was alleged in the Action or not.

(b)                                          CIM represents and warrants that Manager has the authority and wherewithal to effectuate and complete the Manager Share Purchases as outlined in this Settlement Agreement, and that CIM knows of no reasons, contingencies, legal or regulatory restrictions or events that would interfere with Manager’s ability to perform said promises.

(c)                                           EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT HE/IT HAS BEEN FULLY INFORMED AND HAS FULL KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS SETTLEMENT AGREEMENT,  THAT HE/IT

(EITHER THROUGH HIS/ITS PARTNERS, TRUSTEES, OFFICERS, AGENTS OR INDEPENDENTLY RETAINED ATTORNEYS) HAS FULLY INVESTIGATED TO HIS/ITS SATISFACTION ALL FACTS SURROUNDING THE VARIOUS CLAIMS, CONTROVERSIES AND DISPUTES AND IS FULLY SATISFIED WITH THE TERMS AND EFFECTS OF THIS SETTLEMENT AGREEMENT, THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED OR MADE TO HIM/IT BY ANY OTHER PARTY EXCEPT AS PROVIDED IN THIS SETTLEMENT AGREEMENT, AND THAT THIS SETTLEMENT AGREEMENT IS EXECUTED WITHOUT RELIANCE ON ANY STATEMENT OR REPRESENTATION BY ANY OTHER PARTY THAT IS NOT EXPRESSLY REFERRED TO IN THIS SETTLEMENT AGREEMENT.

12.                                        GOVERNING LAW. This Settlement Agreement and the Settlement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles governing choice of law. The Parties agree that any dispute arising out of or relating in any way to this Settlement Agreement, the Settlement Documents or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court. 16. This Settlement Agreement may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Settlement Agreement.

13.                                        SETTLEMENT AGREEMENT NOT ADMISSIBLE FOR ANY PURPOSE.

The existence of, and the provisions contained in this Settlement Agreement shall not be deemed a presumption, concession or admission by any Party as to the merits of the claims, or as to the fault, liability or wrongdoing of any Party, or as to any facts or claims that have been or might be alleged or asserted in the Action, or any other action or proceeding that has been, will be, or could be brought. Neither the fact nor substance of this Settlement Agreement may be used by or against any Party, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

14.                                        THIRD PARTY BENEFICIARIES.  This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors and assigns, said obligations may not be assigned to third parties without Plaintiffs’ prior approval.

15.                                        ATTORNEYS’ FEES. Counsel for the Parties negotiated at arms’-length and in good faith and agreed, subject to and following the Court’s approval of this Settlement (including both the Derivative Action Settlement and the Class Action Settlement), to payment by PMC of reasonable attorneys’ fees and expenses to Plaintiffs’ Counsel, as may be awarded by the Court, of up to $772,000. Defendants agree they will not oppose an application by Plaintiffs’ counsel for an award of fees and expenses of up to $772,000 predicated either on the value conferred on PMC or on Plaintiffs’ lodestar, or both. Plaintiffs’ counsel agrees it will not petition the Court for more than the above specified amount (the “Attorneys’ Fee Application”). The Attorneys’ Fee Application shall be conditioned upon: (1) the Court’s approval of this Settlement (the Derivative Action Settlement and the Class Action Settlement); and (2) the successful completion of the Proposed Transaction (collectively, (1) and (2) shall be the “Payment Conditions”). Defendants (excluding the Individual Defendants) will pay and/or will cause their insurers to pay the awarded attorneys’ fees, costs and expenses, up to $772,000, to Plaintiffs’ Counsel within ten (10) business days after the later to occur of the Payment Conditions, subject to Plaintiffs and Plaintiffs’ Counsel’s joint and several obligations to refund any amount advanced pursuant to this Section plus all interest accrued or accumulated thereon within ten (10) business days after entry of an order or judgment as a result of any appeal and/or further proceeding or remand, or successful collateral attack, that reduces the fee or expense award described in this Section. It is expressly agreed by the Parties that this provision shall survive the closing of the Proposed Transaction. Plaintiffs and their counsel agree the Court’s approval of the Derivative Action Settlement and the Class Action Settlement set forth herein shall not be conditioned upon the Court’s approval of Plaintiffs’ Attorney Fee Application. Except as provided in this Section, and for PMC’s obligation to pay for the costs of notice as provided in Section 8(b)(ii), Defendants and the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by the Plaintiffs, any member of the Settlement Class, or any of their attorneys, experts, advisors, agents or representatives.

16.                                        MUTUAL NON-DISPARAGEMENT The Parties agree that they will not disparage, denigrate or discredit or seek to harm the reputation of any other Party in relation to this dispute or Settlement to any third parties. Nothing in this paragraph shall be construed as prohibiting the Parties from providing truthful testimony, responding to a subpoena, or cooperating with any government official or agency, or from truthfully communicating with any government official or agency.

17.                                        PUBLICITY The Parties agree that the only discussion with any news media, and the only publicity in connection with this settlement, will be the terms of the agreed upon press release attached hereto as Exhibit B. Other than the attached press release, the Parties are allowed to disclose the terms of this Settlement and the implications thereof to the extent any of their respective their counsel reasonably believes is required to comply with such party’s disclosure obligations under federal or state law.  The Parties may respond to any inquiries from

PMC shareholders or CIM investors or the news media that the case settled on mutually beneficial terms and that Plaintiff now supports the Proposed Transaction and all proposals presented to PMC’s shareholders at the PMC Shareholder Vote. The Parties acknowledge and agree that the terms of the Agreed Protective Order entered in the Action remain effective and are not amended in this Settlement Agreement.

18.                                        CONDITIONS TO THIS SETTLEMENT AGREEMENT. This Settlement Agreement is expressly conditioned upon (i) the successful completion of the Proposed Transaction, (ii) there being no challenge to or attack made or advanced against or with respect to the Proposed Transaction in the Court or any other forum or venue that has the effect of disrupting or delaying the closing of the Proposed Transaction as contemplated in the S-4, (iii) the Court’s certification of the Settlement Class; (iv) CIM fulfilling its duties under Sections 1 and 2, and Defendants fulfilling their duties under Section 15 hereof; and (v) entry of an order and judgment by the Court approving this Settlement Agreement and the Settlement Documents, ordering the releases contained in this Settlement Agreement, and dismissing the Action with prejudice, and such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for re-argument, appeal or review, by certiorari or otherwise, has expired (“Final Court Approval”). Should any of the foregoing conditions not be met for any reason, the proposed Settlement and this Settlement Agreement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any Party with respect to the Action or their claims or defenses thereto.

19.                                        EXECUTION IN PARTS. This Settlement Agreement may be executed in any number of actual or electronic copies of counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or electronic copy of a counterpart may be joined together and attached and will constitute one and the same instrument.

20.                                        CONTINUING OBLIGATIONS. The Parties hereto agree to cooperate and take all reasonable and necessary steps towards effectuating the intent and purpose of this Settlement Agreement and to defend the terms hereof in any proceeding.

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IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement effective as of January 28, 2014.

AGREED TO:

/s/ Mazin A. Sbaiti	January 29, 2014
Mazin A.	Date
Sbaiti Bruce
W.Steckler
STECKLER
LLP
12720 Hillcrest Road,
Suite 1045
Dallas, TX 75230
COUNSEL FOR PLAINTIFFS

/s/ Karl G. Dial	January 29, 2014
Karl G. Dial	Date
Casey L. Moore
FULBRIGHT & JAWORSKI LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
COUNSEL FOR PMC DEFENDANTS and INDIVIDUAL DEFENDANTS

/s/ Richard A. Sayles
Richard A. Sayles
SAYLES | WERBNER
4400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
- and -
Robert A. Sacks
SULLIVAN & CROMWELL LLP
1888 Century Park East
Los Angeles, California 90067-1725
COUNSEL FOR DEFENDANT
CIM URBAN REIT, LLC

AGREED TO:

HOAK & CO.

BY:	/s/ J. Hale Hoak	January 29, 2014
J. HALE HOAK as its President		Date

HOAK PUBLIC EQUITIES, L.P.

BY:	/s/ J. Hale Hoak	January 29, 2014
J. HALE HOAK, as its President		Date

PMC COMMERCIAL TRUST

By:	*	January 29, 2014
Date

CIM URBAN REIT, LLC

By:	/s/ David Thompson	January 29, 2014
Name: David Thompson		Date
Title: Vice President and Chief Financial Officer

SOUTHFORK MERGER SUB, LLC

By: *	January 29, 2014
Date

*	January 29, 2014
JAN SALIT, Individually	Date

*	January 29, 2014
BARRY BERLIN, Individually	Date

*	January 29, 2014
DR. MARTHA ROSEMORE MORROW, Individually	Date

*	January 29, 2014
NAT COHEN, Individually	Date

*	January 29, 2014
BARRY IMBER, Individually	Date

*By:	/s/ Karl G. Dial
Executed by Karl G. Dial with authorization